UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2006
ReGen Biologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20805	23-2476415
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
509 Commerce Street, East Wing
Franklin Lakes, NJ
(201) 651-5140
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

EXPLANATORY NOTE
This Form 8-K/A is being filed as amendment number 1 to the Current Report on Form 8-K that was dated November 6, 2006 and filed by ReGen Biologics, Inc. on November 13, 2006 (the “Original Form 8-K”). In response to comments received by the Securities and Exchange Commission on the Original Form 8-K, this Form 8-K/A restates, in its entirety, the disclosure contained in the Original Form 8-K, as follows:
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
Beginning in August 2006, the management of ReGen Biologics, Inc. (the “Company”) voluntarily initiated and conducted, and the Audit Committee of the Board of Directors oversaw, a review of the Company’s historical stock option granting and accounting practices. The review was conducted with the assistance of outside legal counsel. The Company has concluded that there were errors in the measurement dates of certain grants for accounting purposes, and has determined that the accounting for these grants needs to be adjusted.
Based upon the results of its review, the Company has determined that for certain grants made between July 2002 and March 2006, the measurement dates used by the Company were incorrect. Of approximately 9.8 million options granted during the review period, the Company identified a total of approximately 8.2 million options, granted in eight groups of awards, for which the individual grant documents were dated as of a different date than the date on which the terms and recipients of the respective awards were determined with finality. The Company had treated the date of the individual grant documentation as the accounting measurement date for determining stock-based compensation expense for each grant. However, the Company has determined that the proper accounting measurement date for these grants should be the date on which the option terms and recipients were determined with finality. In certain circumstances, the final determination of terms and recipients of an award was made on a later date than the grant documentation date. The Board of Directors is considering, and expects to adopt prior to the end of the Company’s fiscal year, new stock option granting procedures designed to ensure that options are recorded with the correct grant and measurement dates. Until such procedures are adopted, the Company does not plan to issue additional stock option awards.
As a result of the errors in grant measurement dates, the Company currently estimates that it should have recognized approximately $1.2 million (unaudited) cumulative additional non-cash stock-based compensation expense, for the years ended 2003 through 2005, and the first two quarters of 2006. While the impact of the additional non-cash stock-based compensation expense in any individual year is not considered material, the cumulative impact of such expense is material. Accordingly, on November 6, 2006, the Audit Committee of the Board of Directors of the Company determined, after consultation with management and with the concurrence of the Company’s independent registered public accounting firm, Ernst & Young LLP, that the Company will restate its consolidated financial statements for the years ended December 31, 2005, 2004, 2003, the period from December 21, 1989 (inception) to December 31, 2005, and the quarters ended March 31, 2006 and June 30, 2006 (the “Affected Financial Statements”), to include the additional expense. As a result, the Company has determined that the Affected Financial Statements should no longer be relied upon.
The Company is presently finalizing its analysis of the additional compensation expense that should have been recognized in each of the respective periods, and anticipates filing (i) an amended and restated Annual Report on Form 10-K for the year ended December 31, 2005, (ii) an amended and restated Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and (iii) an amended and restated Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. In each case, the Company will work diligently to file its amended reports within the time period prescribed for filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. If such reports cannot be timely filed without unreasonable effort or expense, the Company anticipates filing a Form 12b-25 to indicate its inability to file timely, and then filing the amended and restated reports, together with its Quarterly Report on Form 10-Q for the period ended September 30, 2006, by the fifth calendar day following the prescribed due date for such Quarterly Report on Form 10-Q.
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “expects,” “will,” and similar words and their variations. Forward-looking statements involve known and unknown risks, uncertainties and other factors, are based on management’s current expectations and are subject to uncertainty and changes in circumstances. The Company’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, the Company, and reported results should not be considered as an indication of future performance. Potential risks and uncertainties include, among other things: (1) the Company's review, restatement and filing of its amended historical financial statements; (2) costs incurred by the Company in connection with the Company’s review and any resulting investigation; and (3) the additional risks and important factors described in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005, which is available at the SEC’s website at http://www.sec.gov. All of the information in this Current Report on Form 8-K is made as of November 13, 2006, and the Company undertakes no duty to update this information.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOLOGICS, INC.
Date: January 8, 2007	By:	/s/ Brion D. Umidi
Brion D. Umidi
Senior Vice President and Chief Financial Officer